Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Marci Pelzer Media Relations Rockwell Automation 414.382.5679	Jessica Kourakos Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports First Quarter Fiscal 2021 Results; Updates Fiscal 2021 Guidance

•Reported sales down 7.1 percent year over year; organic sales down 9.7 percent
•Total orders up double digits sequentially, exceeding pre-pandemic levels
•Inorganic investments contributed 1.8 percent to reported sales growth
•Diluted EPS of $5.06 and Adjusted EPS of $2.38 include $0.45 from a favorable legal settlement
•Cash Flow from Operations of $346.5 million; Free Cash Flow conversion of 115%
•Updating fiscal 2021 Diluted EPS guidance to $11.07 - $11.47 and Adjusted EPS guidance to $8.70 - $9.10

MILWAUKEE (January 26, 2021) — Rockwell Automation, Inc. (NYSE: ROK) today reported first quarter fiscal 2021 results.
"The recovery in manufacturing is happening at a much faster pace than we were anticipating, with our total orders exceeding pre-pandemic levels. Demand was especially strong for Intelligent Devices and Information Solutions, which is expected to drive higher growth for the balance of the year. We continue to increase capacity and are expanding our manufacturing workforce to meet this sharp uptick in demand," said Blake Moret, Chairman and CEO.
"In addition, our focus on protecting our intellectual property resulted in an important legal win in the quarter. We are using a portion of the gain that resulted from this ruling to make additional investments this year. This includes investments to pull forward key software product launches, which will increase recurring revenue in fiscal 2022 and beyond, as well as sustainability-related investments to drive our ESG goals," he said.

Fiscal 2021 Q1 Financial Results
Fiscal 2021 first quarter sales were $1,565.3 million, down 7.1 percent from $1,684.5 million in the first quarter of fiscal 2020. Organic sales declined 9.7 percent, currency translation increased sales by 0.8 percentage points percent, and acquisitions increased sales by 1.8 percent.
Fiscal 2021 first quarter net income attributable to Rockwell Automation was $593.3 million or $5.06 per share, compared to $310.7 million or $2.66 per share in the first quarter of fiscal 2020. The increases in net income attributable to Rockwell Automation and EPS were primarily due to fair-value adjustments recognized in the first quarter of fiscal 2021 and fiscal 2020 in connection with our investment in PTC (the "PTC adjustments"). Fiscal 2021 first quarter Adjusted EPS was $2.38, up 11 percent compared to $2.15 in the first quarter of fiscal 2020, primarily due to a $70 million pre-tax favorable legal settlement in the quarter ($0.45 EPS), partially offset by a higher tax rate and higher incentive compensation expense.
Pre-tax margin was 44.8 percent in the first quarter of fiscal 2021 compared to 19.9 percent in the same period last year. The increase in pre-tax margin was primarily due to the PTC adjustments and a favorable legal settlement in the quarter.
Total segment operating margin was 19.8 percent compared to 20.1 percent a year ago. Total segment operating earnings were $309.3 million in the first quarter of fiscal 2021, down 8.8 percent from $339.1 million in the same period of fiscal 2020.
Cash flow provided by operating activities in the first quarter of fiscal 2021 was $346.5 million, compared to $231.1 million in the first quarter of fiscal 2020. Free cash flow was $319.4 million, compared to $194.1 million in the first quarter of fiscal 2020. Cash flow provided by operating activities and free cash flow include $70 million of cash received in the quarter related to the legal settlement.

Outlook
The COVID-19 pandemic and global efforts to respond to it continue to evolve. Our projections reflect the strong order performance we saw in the first quarter and assume no increase in pandemic-related facility closures or disruptions to the supply chain.
Based on the information available to us at the time of this release, the following table provides guidance for projected sales growth and earnings per share for fiscal 2021:

Sales Growth Guidance		EPS Guidance
Reported sales growth	8.5% - 11.5%	Diluted EPS	$11.07 - $11.47
Organic sales growth	4.5% - 7.5%	Adjusted EPS	$8.70 - $9.10
Inorganic sales growth[1]	~1.5%
Currency translation	~2.5%

1Estimate for incremental sales resulting from businesses acquired in fiscal year 2020 and Oylo and Fiix acquired in the first quarter of fiscal 2021.

“We continue to expand our capabilities and software expertise, as demonstrated by our recent acquisitions and today's announcement about additions to my leadership team. As the world recovers, the strong demand we are seeing is testament to our value helping customers increase their resilience, agility, and sustainability,” Moret concluded.

Intelligent Devices
Intelligent Devices first quarter fiscal 2021 sales were $721.7 million, a decrease of 7.1 percent compared to $776.6 million in the same period last year. Organic sales decreased 7.9 percent and currency translation increased sales by 0.8 percentage points. Segment operating earnings were $140.2 million compared to $160.6 million in the same period last year. Segment operating margin decreased to 19.4 percent from 20.7 percent a year ago primarily due to lower sales, partially offset by temporary and structural cost savings.

Software & Control
Software & Control first quarter fiscal 2021 sales were $441.0 million, a decrease of 2.5 percent compared to $452.5 million in the same period last year. Organic sales decreased 6.2 percent, currency translation increased sales by 1.0 percent, and acquisitions increased sales by 2.7 percent. Segment operating earnings were $133.1 million compared to $140.4 million in the same period last year. Segment operating margin decreased to 30.2 percent from 31.0 percent a year ago primarily due to lower sales, partially offset by temporary and structural cost savings.
Lifecycle Services
Lifecycle Services first quarter fiscal 2021 sales were $402.6 million, a decrease of 11.6 percent compared to $455.4 million in the same period last year. Organic sales decreased 16.3 percent, currency translation increased sales by 0.8 percent, and acquisitions increased sales by 3.9 percent. Segment operating earnings were $36.0 million compared to $38.1 million in the same period last year. Segment operating margin increased to 8.9 percent from 8.4 percent a year ago despite lower sales. Contributing to the year-over-year margin improvement were temporary and structural cost savings, and the absence of Sensia one-time items recognized in the first quarter of fiscal 2020.

Supplemental Information
Corporate and Other - Fiscal 2021 first quarter corporate and other expense was $28.0 million compared to $32.8 million in the first quarter of fiscal 2020.
Purchase Accounting Depreciation and Amortization - Fiscal 2021 first quarter purchase accounting depreciation and amortization expense was $11.7 million, up $1.7 million from the first quarter of fiscal 2020.
Tax - On a GAAP basis, the effective tax rate in the first quarter of fiscal 2021 was 15.8 percent compared to 5.7 percent in the first quarter of fiscal 2020. The Adjusted Effective Tax Rate for the first quarter of fiscal 2021 was 15.4 percent compared to 8.3 percent in the prior year. The higher effective tax rate and Adjusted Effective Tax Rate in the first quarter of fiscal 2021 was primarily due to the absence of a tax benefit related to Sensia in the first quarter of fiscal 2020 and other discrete items.
Share Repurchases - During the first quarter of fiscal 2021, the Company repurchased approximately 0.4 million shares of its common stock at a cost of $87.7 million. At December 31, 2020, $766.0 million remained available under our existing share repurchase authorization.
ROIC - Return on invested capital was 39.7 percent.
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on January 26, 2021. The call will be an audio webcast and accessible on the Rockwell Automation website (https://www.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: (833) 714-0916 in the U.S. and Canada; (778) 560-2692 for other countries. Use the following passcode: 9438568. Please dial in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through February 26, 2021.

This news release contains statements (including certain projections, guidance, and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•the severity and duration of disruptions to our business due to pandemics, including the COVID-19 pandemic, natural disasters, acts of war, strikes, terrorism, social unrest or other causes, including the impacts of the COVID-19 pandemic and efforts to manage it on the global economy, liquidity and financial markets, demand for our hardware and software products, solutions and services, our supply chain, our work force, our liquidity and the value of the assets we own;
•macroeconomic factors, including global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;
•laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;
•the availability and price of components and materials;
•the availability, effectiveness and security of our information technology systems;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions and services;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•the successful execution of our cost productivity initiatives;
•competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;
•our ability to attract, develop, and retain qualified personnel;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;
•risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 23,500 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended December 31,
	2020	2019
Sales
Intelligent Devices (a)	$721.7	$776.6
Software & Control (b)	441.0	452.5
Lifecycle Services (c)	402.6	455.4
Total sales (d)	$1,565.3	$1,684.5
Segment operating earnings
Intelligent Devices (e)	$140.2	$160.6
Software & Control (f)	133.1	140.4
Lifecycle Services (g)	36.0	38.1
Total segment operating earnings[1] (h)	309.3	339.1
Purchase accounting depreciation and amortization	(11.7)	(10.0)
Corporate and other	(28.0)	(32.8)
Non-operating pension and postretirement benefit cost	(7.0)	(8.7)
Gain on investments	390.4	71.0
Legal settlement	70.0	—
Interest (expense) income, net	(22.3)	(24.0)
Income before income taxes (i)	700.7	334.6
Income tax provision	(110.3)	(19.2)
Net income	590.4	315.4
Net (loss) income attributable to noncontrolling interests	(2.9)	4.7
Net income attributable to Rockwell Automation, Inc.	$593.3	$310.7

Diluted EPS	$5.06	$2.66

Adjusted EPS[2]	$2.38	$2.15

Average diluted shares for diluted EPS	117.1	116.6

Segment operating margin
Intelligent Devices (e/a)	19.4%	20.7%
Software & Control (f/b)	30.2%	31.0%
Lifecycle Services (g/c)	8.9%	8.4%
Total segment operating margin[1] (h/d)	19.8%	20.1%
Pre-tax margin (i/d)	44.8%	19.9%
1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, corporate and other, non-operating pension and postretirement benefit cost, gains and losses on investments, the $70 million legal settlement in fiscal 2021, certain corporate initiatives, interest (expense) income - net and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
2Adjusted EPS is a non-GAAP earnings measure that excludes net income (loss) attributable to noncontrolling interests, purchase accounting depreciation and amortization expense attributable to Rockwell Automation, non-operating pension and postretirement benefit cost, and gains and losses on investments, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit cost and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended December 31,
	2020	2019
Sales (a)	$1,565.3	$1,684.5
Cost of sales	(918.8)	(981.6)
Gross profit (b)	646.5	702.9
Selling, general and administrative expenses (c)	(374.6)	(403.2)
Change in fair value of investments[1]	390.4	71.0
Other income (expense)	61.0	(9.7)
Interest expense	(22.6)	(26.4)
Income before income taxes	700.7	334.6
Income tax provision[2]	(110.3)	(19.2)
Net income	590.4	315.4
Net (loss) income attributable to noncontrolling interests	(2.9)	4.7
Net income attributable to Rockwell Automation, Inc.	$593.3	$310.7

Gross profit as percent of sales (b/a)	41.3%	41.7%
SG&A as percent of sales (c/a)	23.9%	23.9%
1Primarily relates to the change in value of our investment in PTC.
2Income tax provision includes the tax effects on the change in value of our investment in PTC.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	December 31, 2020	September 30, 2020
Assets
Cash and cash equivalents	$730.4	$704.6
Receivables	1,379.0	1,249.1
Inventories	640.6	584.0
Property, net	567.7	574.4
Operating lease right-of-use assets	341.4	342.9
Goodwill and intangibles	2,442.5	2,129.6
Long-term investments	1,345.9	953.5
Other assets	723.5	726.6
Total	$8,171.0	$7,264.7
Liabilities and Shareowners’ Equity
Short-term debt	$150.5	$24.6
Accounts payable	721.1	687.8
Long-term debt	1,980.3	1,974.7
Operating lease liabilities	268.2	274.7
Other liabilities	3,177.1	2,956.1
Shareowners' equity attributable to Rockwell Automation, Inc.	1,557.6	1,027.8
Noncontrolling Interests	316.2	319.0
Total	$8,171.0	$7,264.7

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Three Months Ended December 31,
	2020	2019
Operating activities:
Net income	$590.4	$315.4
Depreciation and amortization	44.0	41.9
Change in fair value of investments[1]	(390.4)	(71.0)
Retirement benefits expense	30.0	31.8
Pension contributions	(8.8)	(7.1)
Receivables/inventories/payables	(104.9)	(83.7)
Contract liabilities	51.4	37.3
Compensation and benefits	7.3	(38.6)
Income taxes	72.8	(17.3)
Other	54.7	22.4
Cash provided by operating activities	346.5	231.1
Investing activities:
Capital expenditures	(27.1)	(37.0)
Acquisition of businesses, net of cash acquired	(283.1)	(238.5)
Purchases of investments	—	(1.0)
Proceeds from maturities and sales of investments	—	43.3
Proceeds from sale of property	0.1	0.2
Cash used for investing activities	(310.1)	(233.0)
Financing activities:
Net issuance of short-term debt	125.9	23.5
Cash dividends	(124.3)	(117.9)
Purchases of treasury stock	(83.5)	(106.0)
Proceeds from the exercise of stock options	48.9	104.8
Other financing activities	(4.2)	—
Cash used for financing activities	(37.2)	(95.6)
Effect of exchange rate changes on cash	26.6	5.3
Increase (decrease) in cash, cash equivalents, and restricted cash[2]	$25.8	$(92.2)
1Primarily relates to the change in value of our investment in PTC.
2Cash and cash equivalents and restricted cash at December 31, 2020, includes $25.8 million of restricted cash recorded in Other assets in the Condensed balance sheet.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three months ended December 31, 2020, compared to sales for the three months ended December 31, 2019:

	Three Months Ended December 31,
	2020				2019
	Sales	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Sales
North America	$912.3	$(11.1)	$(1.3)	$899.9	$1,006.9
EMEA	320.7	(18.5)	(16.4)	285.8	310.1
Asia Pacific	221.9	(0.3)	(8.4)	213.2	229.6
Latin America	110.4	—	11.7	122.1	137.9
Total	$1,565.3	$(29.9)	$(14.4)	$1,521.0	$1,684.5

The following is a reconciliation of reported sales to organic sales for our operating segments for the three months ended December 31, 2020, compared to sales for the three months ended December 31, 2019:

	Three Months Ended December 31,
	2020				2019
	Sales	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Sales
Intelligent Devices	$721.7	$—	$(6.4)	$715.3	$776.6
Software & Control	441.0	(12.0)	(4.5)	424.5	452.5
Lifecycle Services	402.6	(17.9)	(3.5)	381.2	455.4
Total	$1,565.3	$(29.9)	$(14.4)	$1,521.0	$1,684.5

The following is a reconciliation of reported sales growth to organic sales growth for the three months ended December 31, 2020, compared to sales for the three months ended December 31, 2019:

	Three Months Ended December 31, 2020
	Reported Sales Growth	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	(9.4)%	1.1%	0.1%	(10.6)%
EMEA	3.4%	6.0%	5.2%	(7.8)%
Asia Pacific	(3.4)%	0.1%	3.6%	(7.1)%
Latin America	(19.9)%	—%	(8.4)%	(11.5)%
Total	(7.1)%	1.8%	0.8%	(9.7)%

The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three months ended December 31, 2020, compared to sales for the three months ended December 31, 2019:

	Three Months Ended December 31, 2020
	Reported Sales Growth	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	(7.1)%	—%	0.8%	(7.9)%
Software & Control	(2.5)%	2.7%	1.0%	(6.2)%
Lifecycle Services	(11.6)%	3.9%	0.8%	(16.3)%
Total	(7.1)%	1.8%	0.8%	(9.7)%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude net income (loss) attributable to noncontrolling interests, purchase accounting depreciation and amortization expense attributable to Rockwell Automation, non-operating pension and postretirement benefit cost, and gains and losses on investments, including their respective tax effects.

We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for net income attributable to Rockwell Automation, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost (in millions):

	Three Months Ended December 31,
	2020	2019
Service cost	$23.0	$23.1
Operating pension and postretirement benefit cost	23.0	23.1

Interest cost	31.6	34.6
Expected return on plan assets	(60.4)	(61.2)
Amortization of prior service credit	(1.0)	(1.2)
Amortization of net actuarial loss	37.0	37.2
Settlements	(0.2)	(0.7)
Non-operating pension and postretirement benefit cost	7.0	8.7

Net periodic pension and postretirement benefit cost	$30.0	$31.8

The components of net periodic pension and postretirement benefit cost other than the service cost component are included in the line "Other income (expense)" in the Statement of Operations.

The following are reconciliations of net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended December 31,
	2020	2019
Net Income attributable to Rockwell Automation	$593.3	$310.7
Non-operating pension and postretirement benefit cost	7.0	8.7
Tax effect of non-operating pension and postretirement benefit cost	(2.0)	(2.4)
Change in fair value of investments[1]	(390.4)	(71.0)
Tax effect of the change in fair value of investments[1]	64.2	—
Purchase accounting depreciation and amortization attributable to Rockwell Automation	8.7	7.0
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(2.1)	(1.6)
Adjusted Income	$278.7	$251.4

Diluted EPS	$5.06	$2.66
Non-operating pension and postretirement benefit cost	0.06	0.08
Tax effect of non-operating pension and postretirement benefit cost	(0.02)	(0.02)
Change in fair value of investments[1]	(3.33)	(0.61)
Tax effect of the change in fair value of investments[1]	0.55	—
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.08	0.06
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.02)	(0.02)
Adjusted EPS	$2.38	$2.15

Effective tax rate	15.8%	5.7%
Tax effect of non-operating pension and postretirement benefit cost	0.1	0.6
Tax effect of the change in fair value of investments[1]	(0.7)	1.6
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	0.2	0.4
Adjusted Effective Tax Rate	15.4%	8.3%

1Primarily relates to the change in value of our investment in PTC.

Fiscal 2021 Guidance

Diluted EPS	$11.07 - $11.47
Non-operating pension and postretirement benefit cost	0.23
Tax effect of non-operating pension and postretirement benefit cost	(0.07)
Change in fair value of investments[1]	(3.33)
Tax effect of change in fair value of investments	0.55
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.33
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.08)
Adjusted EPS[2]	$8.70 - $9.10

Effective tax rate	~ 14.1%
Tax effect of non-operating pension and postretirement benefit cost	~ 0.2%
Tax effect of change in fair value of investments[1]	~ (0.7)%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	~ 0.4%
Adjusted Effective Tax Rate	~ 14.0%
1The actual year-to-date adjustments, which are based on PTC's share price at December 31, 2020, are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity and limited visibility of these items.
2Fiscal 2021 guidance based on Adjusted Income attributable to Rockwell, which includes an adjustment for Schlumberger's non-controlling interest in Sensia.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Mar. 31, 2019	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sep. 30, 2020[1]	Dec. 31, 2020[2]
Cash provided by operating activities	$143.8	$351.2	$475.0	$231.1	$217.4	$346.2	$325.8	$346.5
Capital expenditures	(38.9)	(27.8)	(24.1)	(37.0)	(19.6)	(35.3)	(22.0)	(27.1)
Free cash flow	$104.9	$323.4	$450.9	$194.1	$197.8	$310.9	$303.8	$319.4

1Includes a discretionary pre-tax contribution of $50.0 million to the Company's U.S. pension trust.

2Includes $70.0 million pre-tax legal settlement.

The table below provides the calculation of free cash flow as a percentage of Adjusted Income ("free cash flow conversion") for the three months ended December 31, 2019, and December 31, 2020 :

	Quarter Ended
	Dec. 31 2019	Dec. 31 2020
Free cash flow (a)	$194.1	$319.4
Adjusted Income (b)	251.4	278.7
Free cash flow conversion (a) / (b)	77%	115%

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net Income, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	December 31,
	2020	2019
(a) Return
Net Income	$1,298.2	$930.9
Interest expense	99.7	103.9
Income tax provision	204.0	183.9
Purchase accounting depreciation and amortization	43.1	22.5
Return	1,645.0	1,241.2
(b) Average invested capital
Short-term debt	200.8	370.9
Long-term debt	1,970.5	1,803.7
Shareowners’ equity	1,256.8	1,041.6
Accumulated amortization of goodwill and intangibles	936.2	890.1
Cash and cash equivalents	(782.6)	(829.1)
Short-term and long-term investments	(0.6)	(126.7)
Average invested capital	3,581.1	3,150.5
(c) Effective tax rate
Income tax provision	204.0	183.9
Income before income taxes	$1,502.2	$1,114.8
Effective tax rate	13.6%	16.5%
(a) / (b) * (1-c) Return On Invested Capital	39.7%	32.9%